Exhibit 99.1

Hatteras Financial Corp. Announces Second Quarter 2015 Financial Results

WINSTON-SALEM, N.C.--(BUSINESS WIRE)—July 21, 2015--Hatteras Financial Corp. (NYSE: HTS) (“Hatteras” or the “Company”) today announced financial results for the quarter ended June 30, 2015.

Second Quarter 2015 Highlights

•	Comprehensive loss of $0.50 per weighted-average common share
•	Core earnings of $0.50 per weighted-average common share
•	Dividend of $0.50 per common share
•	Quarter end book value of $21.06 per common share
•	GAAP leverage of 6.4 to 1 at period end
•	Effective leverage of 8.1 to 1 at period end
•	Weighted-average effective leverage of 8.0 to 1 for the quarter
•	Weighted-average constant prepayment rate (“CPR”) of 19.5 for the quarter
•	Pingora acquisition progressing toward a third quarter closing

Second Quarter 2015 Results

For the quarter ended June 30, 2015, the Company had comprehensive income (loss) available to common shareholders of $(48.6) million, or $(0.50) per weighted-average common share, as compared to $48.7 million, or $0.50 per weighted-average common share, for the quarter ended March 31, 2015.  The decrease in comprehensive income (loss) available to common shareholders was largely due to rising interest rates and, more specifically, basis widening during the second quarter.  For the quarter ended June 30, 2015, the Company had core earnings of $0.50 per weighted-average common share compared to $0.56 per weighted-average common share during the quarter ended March 31, 2015.  The decrease was driven primarily by a decrease in the yield of the portfolio as prepayments increased.  “Core earnings” represents a non-GAAP measure and is calculated as net interest margin, as adjusted for certain derivative impacts, less operating expenses and dividends on preferred stock.  Core earnings also excludes one-time transaction expenses related to the Company’s acquisition of Pingora, described later in this release.  Management believes core earnings is additional useful information regarding the Company’s performance and an enhancement to the Company’s reporting.  Management uses core earnings as a measure of the earnings power of the portfolio and uses it as an additional gauge for determining appropriate distributable income, among other things.

“The second quarter was eventful with increased volatility in the bond markets and our move to enhance the Hatteras platform through the acquisition of Pingora,” said Michael R. Hough the company’s Chief Executive Officer.  “Much of the market volatility again happened near the end of the quarter with a move higher in interest rates and wider in volatility pricing.  As various forces heightened uncertainty and curve movement, the portfolio continued to perform as expected, and we believe is appropriately positioned for the current market environment.

“Hatteras is now in position to act on the vision we have described over previous quarters and to begin to move more aggressively toward a more diversified and effective balance sheet.  We believe the prime jumbo loan platform we have been developing is now scalable and the acquisition of Pingora will facilitate the addition of well-priced, well-managed mortgage serving rights into our asset mix.  The combination of our existing flow partners and Pingora’s expanded roster of relationships should enable our existing agency and jumbo ARM flow business to grow meaningfully.  We are excited about the opportunities in front of us and are bullish in our ability to enhance risk-adjusted returns for our shareholders.”

Net interest margin for the quarter ended June 30, 2015 was $53.9 million, compared to $59.8 million for the quarter ended March 31, 2015.  The Company’s net interest spread decreased to 1.21% for the second quarter of 2015 compared to 1.32% for the first quarter, driven by lower portfolio yield.  The yield on the Company’s mortgage-backed securities (“MBS”) decreased to 1.84% in the second quarter compared to 2.03% in the first quarter due to a decrease in average gross coupon and an increase in MBS prepayments resulting in higher premium amortization expense.  Effective net interest margin, which includes certain adjustments related to derivatives as well as TBA dollar roll income, was $61.8 million for the second quarter of 2015 as compared to $67.5 million for the first quarter.  Average portfolio yield including TBA dollar roll income was 1.94% in the current quarter, down from 2.08% in the first quarter.

The Company’s average portfolio financing rate was 0.38% in the second quarter of 2015, compared to 0.36% in the first quarter.  The Company’s effective cost of funds, which includes certain adjustments related to derivatives, was 1.08% for the second quarter as compared to 1.11% for the first quarter.  Operating expenses, including those of the Company’s subsidiaries, were $9.0 million for the second quarter as compared to $8.3 million in the first quarter.  This increase was due to $0.92 million of transaction expenses related to the Company’s acquisition of Pingora.  Excluding these transaction expenses, the total annualized expense ratio was 1.32% of average shareholders’ equity for the quarter ended June 30, 2015 as compared to 1.35% for the quarter ended March 31, 2015.

Dividend

The Company declared a dividend of $0.50 per common share with respect to the quarter ended June 30, 2015, consistent with the quarter ended March 31, 2015.  Based on the closing share price of $16.30 on June 30, 2015, the second quarter dividend equates to an annualized yield of 12.3%.

Portfolio

The Company’s weighted-average earning assets, consisting of residential mortgage assets, primarily MBS issued by Fannie Mae and Freddie Mac, were $21.0 billion for the quarter ended June 30, 2015 compared to $21.1 billion for the quarter ended March 31, 2015.  The fair values of the Company’s earning assets as of June 30, 2015 and March 31, 2015 are summarized below.

(Dollars in thousands)	June 30, 2015			March 31, 2015
	% of Earning Assets	Market Value	Wtd. Avg. Coupon	% of Earning Assets	Market Value	Wtd. Avg. Coupon
ARM securities	75.0%	$15,427,767	2.68%	73.0%	$15,708,118	2.70%
15-year fixed securities	6.0%	1,241,616	3.39%	5.7%	1,216,886	3.47%
15-year dollar roll TBA securities	18.1%	3,723,003	2.65%	20.8%	4,466,965	2.78%
Mortgage loans	0.9%	183,320	3.40%	0.6%	123,301	3.41%
	100.0%	$20,575,706	2.72%	100.0%	$21,515,270	2.77%

The annualized yield on the Company’s average ARMs and 15-year fixed securities was 1.84% for the second quarter of 2015, compared to 2.03% for the first quarter.  The decrease in yield was due to a lower average gross coupon and higher prepayments.

During the second quarter of 2015, the expense of amortizing the premium on the Company’s securities was $32.2 million, compared to $27.1 million during the first quarter.  The weighted-average principal repayment rate (scheduled and unscheduled principal payments as a percentage of the weighted-average portfolio, on an annualized basis) during the second quarter of 2015 was 26.6%, compared to 21.0% during the first quarter.  The Company’s weighted-average one-month CPR for the quarter ended June 30, 2015 was 19.5, up from 15.4 for the quarter ended March 31, 2015.  CPR measures the unscheduled repayment rate as a percentage of principal on an annualized basis.

At June 30, 2015, the Company owned 15-year TBA securities financed in the dollar roll market with a fair value of approximately $3.7 billion, as shown in the table above.  The Company accounts for TBA securities as derivative instruments and recognizes dollar roll gains and losses in other income (loss) in the Company's financial statements. As of June 30, 2015, the Company's net TBA securities had a cost basis of approximately $3.8 billion and a net carrying value of $(36.2) million reported in derivative assets at fair value on the Company's balance sheet.  The Company uses dollar rolls as alternative financing for its 15-year fixed-rate positions.

The Company earned interest of $1.1 million for the quarter ended June 30, 2015 from prime jumbo ARM loans, on an average unpaid principal balance of $129.4 million.  For the first quarter of 2015, the Company earned $467,000 of interest from prime jumbo ARM loans, on an average unpaid principal balance of $55.9 million.  The Company owned $183.3 million of these loans at June 30, 2015, up from $123.3 million owned as of March 31, 2015.  The loans had an average size of $759,000, a weighted-average interest rate of 3.40% and a weighted-average loan-to-value of 68% at June 30, 2015.

Portfolio Financing and Leverage

At June 30, 2015, the Company financed its portfolio with approximately $15.0 billion of borrowings under repurchase agreements.  The Company’s debt-to-shareholders’ equity ratio at June 30, 2015, was 6.4 to 1 compared to 6.2 to 1 at March 31, 2015.  The Company’s effective leverage, which includes the effects of TBA dollar roll financing, was 8.1 to 1 at June 30, 2015, unchanged from March 31, 2015.  Weighted-average effective leverage in the second quarter of 2015 was 8.0 to 1, consistent with the first quarter of 2015.  At June 30, 2015, the Company’s repurchase agreements had a weighted-average remaining term of approximately 45 days.

The Company uses interest rate swap agreements and Eurodollar futures contracts to synthetically extend the fixed interest period of these liabilities and hedge against the interest rate risk associated with financing the Company’s portfolio.  From time to time, the Company also enters into swaptions (option agreements to enter swaps at future dates) as part of its hedging strategy.  See Tables 8 through 10 for detailed information regarding these positions as of June 30, 2015.

Book Value

The Company’s book value (shareholders’ equity less preferred stock liquidation preference) per share on June 30, 2015 was $21.06, decreasing from $22.05 on March 31, 2015 primarily due to falling asset prices.  On a per share basis, the book value at June 30, 2015 consisted of $25.29 of common equity, $(6.57) of retained losses, $2.42 of unrealized gains on agency securities including TBA securities, and $(0.08) of unrealized losses on interest rate swaps.  This last item relates to the unamortized balance of the Company’s interest rate swaps remaining from when the Company accounted for these derivatives as cash flow hedges and does not include changes related to other derivatives, which flow through earnings.

Servicer Acquisition

During the quarter, the Company entered into a definitive agreement to acquire Pingora Loan Servicing, LLC (“PLS”) and Pingora Asset Management, LLC (“PAM) (collectively “Pingora”) for approximately $22.6 million in cash to management and selling shareholders and $5.4 million in retention stock to management shareholders.  PLS is an approved master servicer and PAM is a registered investment advisor specializing in MSR management. Pingora currently manages an MSR portfolio with over $50 billion of unpaid principal balance for unrelated third party investors.  Pingora is headquartered in Denver, Colorado.  The transaction is subject to customary closing conditions, including various federal and state regulatory approvals, and is expected to close in September 2015.  The Company began investing in MSRs owned and managed by Pingora in July 2015.

Conference Call

The Company will host a conference call at 10:00 a.m. ET on Wednesday, July 22, 2015, to discuss financial results for the quarter ended June 30, 2015.  A slide presentation will accompany the call and will be available prior to the call here or by going to the Company’s website at www.hatfin.com and selecting “presentations” from the “news and presentations” tab.  Select the Q2 2015 Earnings Presentation link to download and/or print the presentation in advance of the call.  To participate in the event by telephone, please dial (877) 507-4471 five to 10 minutes prior to the start time (to allow time for registration) and ask to join the “Hatteras Financial” conference call.  International callers should dial (412) 317-6040. Canada callers should dial (855) 669-9657.  A digital replay of the call will be available on Wednesday, July 22, 2015 at approximately 12:00 noon ET through Wednesday, July 29, 2015 at 9:00 a.m. ET. Dial (877) 344-7529 and enter the conference ID number 10069540.  International callers should dial (412) 317-0088 and enter the same conference ID number.  Canada callers should dial (855) 669-9658. The conference call will also be webcast live over the Internet and can be accessed at Hatteras' web site at www.hatfin.com.  To monitor the live webcast, please visit the web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.  An audio replay of the event will be archived on Hatteras' web site.

About Hatteras Financial Corp.

Hatteras Financial is a real estate investment trust formed in 2007 to invest in residential mortgage real estate assets. Based in Winston-Salem, N.C., Hatteras is managed and advised by Atlantic Capital Advisors LLC.  Hatteras is a component of the Russell 2000® and 3000® indexes.

Non-GAAP Measures

In addition to the Company’s results presented in accordance with GAAP, this press release includes certain non-GAAP financial information.  Management’s decision to present these supplemental non-GAAP measures arose largely from three developments during 2013: 1) the Company’s cessation of hedge accounting for its interest rates swaps effective September 30, 2013, 2) increased use of Eurodollar futures contracts as interest rate hedges, and 3) the Company’s use of TBA dollar rolls, which generate non-traditional investment income and embody off-balance sheet financing.  These changes result in the recognition of material fair value adjustments in net income, as well as line item classifications that make it difficult to clearly explain the economics of the Company’s results and strategies without supplemental disclosures.  The non-GAAP measures the Company employs include effective interest expense, effective net interest margin, core earnings, and certain financial metrics derived from non-GAAP information, such as effective cost of funds and effective leverage.  The Company uses these measures internally to assess its results and financial condition.  Therefore, the Company believes that providing these measures gives users of financial information additional clarity regarding its performance and financial condition, and better enables them to see “through the eyes of management.”

These measures involve differences from results computed in accordance with GAAP, and should be considered supplementary to, and not as a substitute for, the Company’s results computed in accordance with GAAP.  Further, the Company’s definition of these non-GAAP measures may not be comparable to other similarly-titled measures of other companies.  Reconciliations of each non-GAAP measure to its nearest directly comparable measure calculated in accordance with GAAP are included below.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities

Exchange Act of 1934, as amended.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by use of the words "believe," ”will,” "expect," "intend," "anticipate," "estimate," ”should,” "project" or similar expressions.  You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements.  Forward-looking statements in this press release include, among others, statements about the Pingora acquisition, the Company’s prime jumbo loan platform, the growth and future earnings potential of the Company’s portfolio, and the Company’s flow business. Factors that may cause actual results to differ materially from current expectations include the risk factors discussed in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Accordingly, there is no assurance that the Company's expectations will be realized.  Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Table 1

Hatteras Financial Corp.

Consolidated Balance Sheets

(Dollars in thousands, except share related amounts)
	(Unaudited)
	June 30, 2015	December 31, 2014
Assets
Mortgage-backed securities, at fair value
(including pledged assets of $15,759,447 and $16,538,214, respectively)	$16,669,383	$17,587,010
Mortgage loans held for investment, at fair value	183,320	31,460
Cash and cash equivalents (including pledged cash of $395,424 and $323,791, respectively)	588,608	627,595
Unsettled purchased mortgage-backed securities, at fair value	57,914	24,792
Receivable for securities sold	-	5,197
Accrued interest receivable	50,620	54,274
Principal payments receivable	140,508	111,439
Other investments	41,388	41,252
Derivative assets, at fair value	5,037	27,151
Other assets	21,415	6,630
Total assets	$17,758,193	$18,516,800

Liabilities and shareholders’ equity
Repurchase agreements	$14,993,065	$15,759,831
Payable for unsettled securities	57,917	24,750
Accrued interest payable	3,990	6,968
Derivative liabilities, at fair value	319,711	244,591
Dividends payable	53,023	53,014
Accounts payable and other liabilities	4,300	6,850
Total liabilities	15,432,006	16,096,004

Shareholders’ equity:
7.625% Series A Cumulative Redeemable Preferred stock, $.001 par value, 25,000,000 shares authorized, 11,500,000 shares issued and outstanding, respectively ($287,500 aggregate liquidation preference)	278,252	278,252
Common stock, $.001 par value, 200,000,000 shares authorized, 96,790,541 and 96,771,158 shares issued and outstanding, respectively	97	97
Additional paid-in capital	2,456,797	2,454,718
Accumulated deficit	(635,768)	(518,036)
Accumulated other comprehensive income	226,809	205,765
Total shareholders’ equity	2,326,187	2,420,796
Total liabilities and shareholders’ equity	$17,758,193	$18,516,800

Table 2

Hatteras Financial Corp.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except share related amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014

Interest income:
Mortgage-backed securities	$76,270	$89,458	$162,632	$185,765
Mortgage loans held for investment	1,088	-	1,555	-
Short-term cash investments	318	347	606	629
Total interest income	77,676	89,805	164,793	186,394

Interest expense	23,750	35,128	51,064	73,579

Net interest margin	53,926	54,677	113,729	112,815

Operating expenses:
Management fee	4,083	4,144	8,178	8,298
Share-based compensation	1,034	842	2,079	1,702
General and administrative	3,840	2,324	6,950	4,471
Total operating expenses	8,957	7,310	17,207	14,471

Other income (loss):
Net realized gain (loss) on sale of mortgage-backed securities	(309)	(4,584)	16,144	2,852
Loss on mortgage loans held for investment	(689)	-	(445)	-
Loss on derivative instruments, net	(19,415)	(55,260)	(122,200)	(96,875)
Total other loss	(20,413)	(59,844)	(106,501)	(94,023)

Net income (loss)	24,556	(12,477)	(9,979)	4,321
Dividends on preferred stock	5,480	5,481	10,961	10,961
Net income (loss) available to common shareholders	$19,076	$(17,958)	$(20,940)	$(6,640)

Earnings (loss) per share - common stock, basic	$0.20	$(0.19)	$(0.22)	$(0.07)

Earnings (loss) per share - common stock, diluted	$0.20	$(0.19)	$(0.22)	$(0.07)

Dividends per share of common stock	$0.50	$0.50	$1.00	$1.00

Weighted average common shares outstanding, basic	96,790,541	96,515,599	96,786,890	96,560,590

Weighted average common shares outstanding, diluted	96,790,541	96,515,599	96,786,890	96,560,590

Table 3

Hatteras Financial Corp.

Consolidated Statements of Comprehensive Income

(Unaudited)

(Dollars in thousands)

	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014

Net income (loss)	$24,556	$(12,477)	$(9,979)	$4,321

Other comprehensive income (loss):

Net unrealized gains (losses) on securities
available for sale	(73,253)	81,034	1,294	115,172
Net unrealized gains on derivative instruments	5,584	24,636	19,750	57,103
Other comprehensive income (loss)	(67,669)	105,670	21,044	172,275

Comprehensive income (loss)	(43,113)	93,193	11,065	176,596

Dividends on preferred stock	5,480	5,481	10,961	10,961

Comprehensive income (loss) available to
common shareholders	$(48,593)	$87,712	$104	$165,635

Table 4

Key Statistics (1)

(Amounts are unaudited and subject to change)

(in thousands, except per share amounts)	Three Months Ended
	June 30, 2015	March 31, 2015	Dec. 31, 2014	Sept. 30, 2014	June 30, 2014
Statement of Income Data
Interest income	$77,676	$87,117	$88,061	$81,299	$89,805
Interest expense	(23,750)	(27,314)	(26,966)	(31,950)	(35,128)
Net interest margin	53,926	59,803	61,095	49,349	54,677

Operating expenses	(8,957)	(8,250)	(9,073)	(7,125)	(7,310)

Other income (loss):
Net realized gain (loss) on sale of MBS	(309)	16,453	2,107	237	(4,584)
Gain (loss) on mortgage loans held for investment	(689)	244	8	-	-
Gain (loss) on derivative instruments, net	(19,415)	(102,785)	(79,988)	35,430	(55,260)
Total other income (loss)	(20,413)	(86,088)	(77,873)	35,667	(59,844)

Net income (loss)	24,556	(34,535)	(25,851)	77,891	(12,477)
Dividends on preferred stock	(5,480)	(5,481)	(5,481)	(5,480)	(5,481)
Net income (loss) available to common shareholders	$19,076	$(40,016)	$(31,332)	$72,411	$(17,958)

Comprehensive income (loss) available to common shareholders	$(48,593)	$48,697	$23,669	$58,952	$87,712

Earnings (loss) per share, basic and diluted	$0.20	$(0.41)	$(0.32)	$0.75	$(0.19)

Comprehensive income (loss) available to common shareholders per share, basic and diluted	$(0.50)	$0.50	$0.24	$0.61	$0.91

Weighted average shares outstanding	96,791	96,783	96,729	96,563	96,516

Dividends per common share	$0.50	$0.50	$0.50	$0.50	$0.50

Key Statistics (2)
Average MBS	$16,557,559	$17,049,114	$16,895,051	$16,484,392	$17,019,973
Average debt	$15,071,081	$15,482,427	$15,235,739	$14,806,602	$15,349,322
Average equity	$2,429,515	$2,442,640	$2,442,086	$2,453,988	$2,429,640
Average portfolio yield	1.84%	2.03%	2.08%	1.96%	2.10%
Average cost of funds	0.63%	0.71%	0.77%	0.86%	0.92%
Interest rate spread	1.21%	1.32%	1.31%	1.10%	1.18%
TBA dollar roll income	$24,901	$23,155	$23,195	$22,370	$25,622
Average TBA dollar roll position	$4,307,588	$4,027,774	$3,687,748	$3,257,935	$3,393,046
Average portfolio yield, including TBA dollar roll income (3)	1.94%	2.08%	2.16%	2.09%	2.26%
Effective interest expense (4)	$40,762	$42,792	$39,547	$41,630	$41,959
Effective cost of funds (4)	1.08%	1.11%	1.04%	1.12%	1.09%
Effective net interest margin (5)	$61,815	$67,480	$71,709	$62,039	$73,468
Effective interest rate spread (6)	0.86%	0.97%	1.12%	0.97%	1.17%
Core earnings (7)	$48,294	$53,749	$57,155	$49,434	$60,677
Core earnings per share, basic and diluted	$0.50	$0.56	$0.59	$0.51	$0.63
Constant prepayment rate (CPR)	19.5	15.4	15.4	19.0	15.4
Average annual portfolio repayment rate	26.6%	21.0%	20.6%	25.3%	20.4%
Debt to equity (at period end)	6.4:1	6.2:1	6.5:1	6.1:1	6.2:1
Debt to paid-in-capital (at period end) (8)	5.5:1	5.5:1	5.8:1	5.5:1	5.5:1
Effective debt to equity (at period end) (9)	8.1:1	8.1:1	8.0:1	7.6:1	7.4:1

(1)

This table includes non-GAAP financial measures.  See the earlier section on non-GAAP Measures for important disclosures, as well as Tables 12 and 13 which contain reconciliations to the most comparable U.S. GAAP measures.

(2)	The averages presented herein are computed from the Company’s books and records, using daily weighted values. Percentages are annualized, as appropriate.
(3)

Average portfolio yield, including TBA dollar roll income was calculated the same as average portfolio yield other than to include TBA dollar roll income in the numerator and our average TBA dollar roll position in the denominator.

(4)

Effective interest expense includes certain interest rate swap adjustments and gains/losses on maturities of Eurodollar futures.  Effective cost of funds is effective interest expense for the period on an annualized basis divided by average debt for the period.  See Table 12.

(5)	Effective net interest margin includes certain interest rate swap adjustments, gains/losses on maturities of Eurodollar futures and TBA dollar roll income. See Table 13.
(6)	Effective interest rate spread is the difference between average portfolio yield including TBA dollar roll income and effective cost of funds for the period.
(7)

Core earnings consists of effective interest margin reduced by operating expenses, excluding transaction expenses related to the Company’s acquisition of Pingora, and dividends on preferred stock for the period.  See Table 13.

(8)

The debt to paid-in capital ratio was calculated by dividing the amount outstanding under repurchase agreements at period end by the sum of the par value of the Company’s common stock and additional paid-in capital at period end.

(9)

The effective debt to equity ratio was calculated the same as the debt to equity ratio other than to include the Company’s off-balance sheet TBA dollar roll liability at period end in the numerator.  The Company’s off-balance sheet TBA dollar roll liability was $3,846,630 as of June 30, 2015.

Hatteras Financial Corp

(Amounts are unaudited and subject to change)

(Dollars in thousands)

Table 5

Mortgage-Backed Securities Portfolio as of June 30, 2015

	Amortized Cost	Gross Unrealized Loss	Gross Unrealized Gain	Estimated Fair Value	% of Total
Agency Securities
Fannie Mae Certificates
ARMs	$8,498,889	$(5,793)	$176,445	$8,669,541	52.0%
Fixed-Rate	1,097,203	(1,243)	3,296	1,099,256	6.6%
Total Fannie Mae	9,596,092	(7,036)	179,741	9,768,797

Freddie Mac Certificates
ARMs	6,550,748	(13,751)	73,666	6,610,663	39.7%
Fixed-Rate	140,970	-	1,390	142,360	0.9%
Total Freddie Mac	6,691,718	(13,751)	75,056	6,753,023

Total Agency Securities	16,287,810	(20,787)	254,797	16,521,820	99.2%

Total Non-Agency Securities (ARMs)	41,658	-	131	41,789	0.2%
Total GSE CRT Bonds	106,626	(1,084)	232	105,774	0.6%

Total MBS	$16,436,094	$(21,871)	$255,160	$16,669,383	100.0%

Table 6

Mortgage-Backed Securities—Months to Reset as of June 30, 2015

ARMs

Months to Reset	% of ARM Portfolio	Current Face Value	Wtd. Avg. Coupon	Wtd. Avg. Amortized Purchase Price	Amortized Cost	Wtd. Avg. Market Price	Market Value
0-12	15.9%	$2,300,928	2.85%	$101.85	$2,343,499	$106.38	$2,447,817
13-24	9.5%	1,390,424	2.59%	$102.69	1,427,871	$105.56	1,467,748
25-36	12.0%	1,755,466	2.94%	$102.76	1,803,921	$105.42	1,850,696
37-48	26.9%	4,004,251	2.63%	$102.92	4,121,031	$103.76	4,154,649
49-60	22.0%	3,306,141	2.42%	$102.96	3,403,838	$102.70	3,395,467
61-72	5.3%	789,214	2.87%	$102.28	807,187	$103.19	814,384
73-84	8.3%	1,239,946	2.83%	$102.38	1,269,497	$102.91	1,276,020
85-96	0.0%	1,092	2.68%	$102.29	1,117	$102.29	1,117
109-120	0.1%	19,482	2.81%	$102.45	19,960	$101.99	19,869
Total ARMS	100.0%	$14,806,944	2.68%	$102.64	$15,197,921	$104.19	$15,427,767

Fixed

	Current Face Value	Wtd. Avg. Coupon	Wtd. Avg. Amortized Purchase Price	Amortized Cost	Wtd. Avg. Market Price	Market Value
Total Fixed-Rate	$1,180,294	3.39%	$104.90	$1,238,173	$105.20	$1,241,616

Hatteras Financial Corp

(Amounts are unaudited and subject to change)

(Dollars in thousands)

Table 7

Repo Borrowings as of June 30, 2015

		Weighted Average
	Balance	Contractual Rate
Within 30 days	$13,493,065	0.38%
30 days to 3 months	-	0.00%
3 months to 36 months	1,500,000	0.54%
	$14,993,065	0.40%

Table 8

Effective Dates of Eurodollar Futures Contracts and Swaps as of June 30, 2015

(Dollars in thousands) Effective Dates	Wtd -Avg. Futures Contract Notional	Wtd-Avg Futures Contracts Rate	Wtd.-Avg. Swap Notional	Wtd-Avg Swap Rate	Total	Wtd-Avg Rate
3Q 2015	$8,357,000	1.02%	$4,900,000	0.95%	$13,257,000	0.99%
4Q 2015	8,188,000	1.28%	4,800,000	0.94%	12,988,000	1.15%
1Q 2016	9,539,000	1.42%	4,400,000	0.92%	13,939,000	1.26%
2Q 2016	9,718,000	1.70%	3,800,000	0.92%	13,518,000	1.48%
3Q 2016	9,137,000	1.95%	3,200,000	0.91%	12,337,000	1.68%
4Q 2016	8,584,000	2.18%	2,600,000	0.90%	11,184,000	1.88%
2017	7,843,000	2.75%	1,125,000	0.90%	8,968,000	2.52%
2018	5,922,250	3.29%	50,000	0.96%	5,972,250	3.27%
2019	2,273,500	3.36%	-	-	2,273,500	3.36%
2020	1,316,750	4.04%	-	-	1,316,750	4.04%
2021	314,250	4.00%	-	-	314,250	4.00%

Table 9

Swap Portfolio as of June 30, 2015

		Wtd. Avg.
		Remaining	Weighted Average
	Notional	Term	Fixed Interest
Maturity	Amount	in Months	Rate in Contract

12 months or less	$1,700,000	8	1.09%
Over 12 months to 24 months	2,600,000	19	0.91%
Over 24 months to 36 months	800,000	29	0.93%

Total	$5,100,000	17	0.97%

Note: The Company has no forward starting swaps as of June 30, 2015.

Hatteras Financial Corp

(Amounts are unaudited and subject to change)

(Dollars in thousands)

Table 10

Swaption Position as of June 30, 2015

(Dollars in thousands)	Options			Underlying Swaps
Swaptions	Original Cost	Fair Value	Wtd. Avg. Months to Expiration	Notional	Wtd. Avg. Fixed Pay Rate	Receive Rate	Wtd. Avg. Term (Years)
Fixed payer	$4,000	$3,221	9	$1,065,000	3.00%	3 month LIBOR	5

Table 11

Components of Gain (Loss) on Derivative Instruments, Net

	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014
Interest rate swaps – realized and unrealized gains	$10,497	$8,525	$11,613	$24,388
Interest rate swaptions – realized and unrealized losses	(263)	(2,679)	(3,290)	(2,679)
Interest rate swaps – monthly net settlements	(15,217)	(29,754)	(36,640)	(59,166)
Futures Contracts – fair value adjustments	32,356	(90,005)	(61,660)	(107,387)
Futures Contracts – losses from maturities	(11,074)	-	(18,567)	-
Futures Contracts – other realized losses	(299)	(3,647)	(22,673)	(22,253)
Mortgage loan purchase commitments - fair value adjustments	(284)	-	47	-
TBA dollar roll income	24,901	25,622	48,056	46,443
TBA dollar rolls – realized and unrealized gains (losses)	(60,032)	36,678	(39,086)	23,779
Loss on derivative instruments, net	$(19,415)	$(55,260)	$(122,200)	$(96,875)

Hatteras Financial Corp

(Amounts are unaudited and subject to change)

(Dollars in thousands)

Table 12

Reconciliation of GAAP Interest Expense to

Effective Interest Expense and Effective Cost of Funds

	Three Months Ended
	June 30, 2015		March 31, 2015		Dec. 31, 2014		Sept. 30, 2014		June 30, 2014
	Amount	% (1)	Amount	% (1)	Amount	% (1)	Amount	% (1)	Amount	% (1)

Interest expense and cost of funds	$23,750	0.63%	$27,314	0.71%	$26,966	0.77%	$31,950	0.86%	$35,128	0.92%
Reclassification of deferred swap losses included in interest expense (after hedge de-designation)	(9,279)	-0.25%	(13,438)	-0.35%	(13,719)	-0.42%	(19,806)	-0.54%	(22,923)	-0.60%
Interest rate swaps – monthly net settlements (after hedge de-designation)	15,217	0.40%	21,423	0.56%	25,674	0.67%	29,079	0.79%	29,754	0.77%
Losses on maturing Futures Contracts	11,074	0.30%	7,493	0.19%	626	0.02%	407	0.01%	-	-
Effective interest expense and effective cost of funds	$40,762	1.08%	$42,792	1.11%	$39,547	1.04%	$41,630	1.12%	$41,959	1.09%

Average debt	$15,071,081		$15,482,427		$15,235,739		$14,806,602		$15,349,322

(1) Dollar amount on an annualized basis as a percentage of average repurchase agreements.

	Six Months Ended June 30
	2015		2014
	Amount	% (1)	Amount	% (1)
Interest expense and cost of funds	$51,064	0.67%	$73,579	0.94%
Reclassification of deferred swap losses included in interest expense (after hedge de-designation)	(22,717)	-0.30%	(47,607)	-0.61%
Interest rate swaps – monthly net settlements (after hedge de-designation)	36,640	0.48%	59,166	0.76%
Losses on maturing Futures Contracts	18,567	0.24%	-	0.00%
Effective interest expense and effective cost of funds	$83,554	1.09%	$85,138	1.09%

Average debt	$15,275,617		$15,567,092

(1) Dollar amount on an annualized basis as a percentage of average repurchase agreements.

Hatteras Financial Corp

(Amounts are unaudited and subject to change)

(Dollars in thousands)

Table 13

Reconciliation of GAAP Net Interest Margin to

Effective Net Interest Margin and Core Earnings

	Three Months Ended
	June 30, 2015	March 31, 2015	Dec. 31, 2014	Sept. 30, 2014	June 30, 2014
Net interest margin	$53,926	$59,803	$61,095	$49,349	$54,677
Reclassification of deferred swap losses included in interest expense (after hedge de-designation)	9,279	13,438	13,719	19,806	22,923
Interest rate swaps – monthly net settlements (after hedge de-designation)	(15,217)	(21,423)	(25,674)	(29,079)	(29,754)
Losses on maturing Futures Contracts	(11,074)	(7,493)	(626)	(407)	-
TBA dollar roll income	24,901	23,155	23,195	22,370	25,622
Effective net interest margin	61,815	67,480	71,709	62,039	73,468
Total operating expenses (1)	(8,041)	(8,250)	(9,073)	(7,125)	(7,310)
Dividends on preferred stock	(5,480)	(5,481)	(5,481)	(5,480)	(5,481)
Core earnings	$48,294	$53,749	$57,155	$49,434	$60,677

Core earnings per common share, basic and diluted	$0.50	$0.56	$0.59	$0.51	$0.63

(1)	Excludes $916 of transaction expenses incurred in 2Q15 related to the Company’s acquisition of Pingora.

	Six Months Ended June 30
	2015	2014
Net interest margin	$113,729	$112,815
Reclassification of deferred swap losses included in interest expense (after hedge de-designation)	22,717	47,607
Interest rate swaps – monthly net settlements (after hedge de-designation)	(36,640)	(59,166)
Losses on maturing Futures Contracts	(18,567)	-
TBA dollar roll income	48,056	46,443
Effective net interest margin	129,295	147,699
Total operating expenses (1)	(16,291)	(14,471)
Dividends on preferred stock	(10,961)	(10,961)
Core earnings	$102,043	$122,267

Core earnings per common share, basic and diluted	$1.05	$1.27

(1)	Excludes $916 of transaction expenses incurred in 2Q15 related to the Company’s acquisition of Pingora.

CONTACT:
Hatteras Financial Corp.
Kenneth A. Steele, 336-760-9331
Chief Financial Officer
or
Compass Investor Relations
Mark Collinson, Partner, 714-222-5161
www.compass-ir.com